SUBADVISORY AGREEMENT

                                   SCHEDULE A



Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:


         Average Daily Net Assets                                      Rate

         $0 - 150 million                                              50 bp
         $150 - 300 million*                                           45 bp
         $300 - 750 million*                                           40 bp
         $750 million + *                                              35 bp



* When average daily net assets fall within this range, the corresponding rate applies to all assets in any fund subject to this schedule.

The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the following funds:

         AXP Partners Small Cap Core Fund, a series of AXP Partners Series, Inc. AXP Discovery Fund, Inc.





American Express Financial Corporation      Pilgrim Baxter Value Investors, Inc.



By:  ____________________________           By: /s/ Eric C. Schneider
                                                -----------------------
Name: __________________________            Name:   Eric C. Schneider

Title: ___________________________          Title:  Chief Financial Officer


Dated: April 10, 2002